EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into and employment (in the below capacities) shall commence pursuant to its terms as of October 8, 2003 (the “Employment Date”), by and between Exhale Therapeutics, Inc. (to be renamed CoTherix, Inc.) a Delaware corporation (the “Company”), and W. Scott Harkonen (the “Executive”), collectively herein the “Parties.”

WHEREAS, Executive is currently a member of and Chairman of the Board of Directors of the Company;

WHEREAS, the Company desires to employ the Executive pursuant to this Agreement in the capacities set forth below from (as to the employment only) and after the Employment Date, and the Executive desires to enter into such employment with the Company from and after such date on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the Parties contained in this document, the Company and the Executive agree as follows:

1. Employment and Duties. The Executive will serve as the Company’s Chief Executive Officer (“CEO”) and continue as Chairman of the Company’s Board of Directors. The duties, authorities, powers and responsibilities of the Executive as CEO shall be those typical for such position in the industry, as well as those that the Company’s Board of Directors may from time to time reasonably assign to the Executive. The Executive shall perform faithfully and competently such services and duties during his employment and the Executive shall report to the Company’s Board of Directors. By signing this Agreement, Executive confirms to the Company that Executive has no contractual commitments or other legal obligations that would prohibit Executive from performing Executive’s duties for the Company.

2. Employment Relationship. Employment with the Company is for no specific period of time. Executive’s employment with the Company is “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without Cause (defined below). Any contrary representations that may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and a duly authorized member of the Company’s Board of Directors (other than Executive).

3. Base Salary. For services rendered by Executive pursuant to this Agreement, Executive shall be entitled to receive an initial base salary (“Base Salary”) at an annual rate of $350,000 as of the Employment Date. At present, Executive shall be entitled to no additional compensation for service as Chairman of the Board of Directors of the Company. Executive’s Base Salary shall be reviewed no less than annually by the Board of Directors and may be increased, but in no event shall be decreased without the Executive’s written consent. Executive’s Base Salary, less applicable deductions, shall be paid in periodic installments in accordance with the Company’s regular payroll practices.

4. Bonus. In addition to the Base Salary set forth above, the Company shall pay Executive a signing bonus of $25,000, less applicable deductions, on the first regular payroll date following Executive’s employment commencement date with the Company. The Company agrees to implement a written bonus plan for Executive within two (2) months of the Employment Date whereby Executive shall have the opportunity during each fiscal year of his employment with the Company to earn an annual bonus of up to 50% of his Base Salary (“Bonus”), upon achievement of certain mutually agreed-upon performance goals set with the Board of Directors. Performance goals for the Company’s current fiscal year shall be established within one (1) month of the Employment Date. Performance goals for fiscal 2004 and succeeding fiscal years of the Company shall be specified at least six weeks prior to the start of each such fiscal year. The Bonus, if any, for fiscal 2003, will be pro-rated. The reasonable determination of the Company’s Board of Directors with respect to the Bonus shall be final and binding.

5. Equity. In addition to all other compensation and benefits provided hereunder, the Parties acknowledge and agree that, as additional incentive to Executive, Executive shall be granted, at the first meeting of the Company’s Board of Directors immediately following the closing of the Company’s Series C Preferred Stock financing, an option to purchase 4,410,298 shares of Company common stock (the “Option”). The Option will represent the right to purchase 6.0% of the Company’s then (post-closing) total outstanding securities on a fully-diluted basis, assuming an investment in the Company of $55,000,000 in connection with its Series C Preferred Stock financing. The exercise price per share of the Option shall be eleven and one-half cents ($.115) (the “Exercise Price”). The Option will be subject to the terms and conditions applicable to options granted under the Company’s Amended and Restated 2000 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. To the extent requested by the Executive, the Option will be a nonstatutory stock option and will be immediately exercisable, but any unvested purchased shares will be subject to repurchase by the Company at the Exercise Price in the event that Executive’s service terminates for any reason before Executive vests in those particular shares. Subject to acceleration as described below, Executive will vest in 25% of the Option shares only on the first anniversary of the Vesting Start Date (subject to Executive’s continuous employment hereunder from the Employment Date through such anniversary), and will vest in the remaining 75% of the Option shares over the following 36 months of continuous employment to the Company, as described in the applicable Stock Option Agreement. The “Vesting Start Date” shall be the Employment Date. If the Company is subject to a Change in Control (as defined below) before Executive’s employment with the Company under this Agreement terminates and Executive is subject to an Involuntary Termination (as defined below) (a) upon the effective date of the Change in Control or (b) within 60 days prior to the effective date of the Change in Control if on the date of the Involuntary Termination a person authorized by the Company’s Board of Directors is in discussion with a potential acquiror or (c) within 12 months after that Change in Control, then Executive will become vested in all of the then unvested shares subject to the Option.

Subject to Executive’s satisfaction and completion of the obligations described in Sections 10(a)(i), (ii) and (iii), if the Company terminates Executive’s employment under this Agreement for any reason other than Cause or Disability (both as defined below), prior to the first anniversary of the Vesting Start Date, then Executive will become vested in 50% of the shares subject to the Option. If the Company terminates Executive’s employment under this Agreement for any reason other than for Cause or Disability (both as defined below) on or after the first anniversary of the Vesting Start Date, then the total vested percentage of Executive’s Option shares will be determined by adding 12 months to the number of months of employment that Executive has provided for the Company under this Agreement. In no event shall Executive receive both the vesting acceleration described in this paragraph and the immediately preceding paragraph, and in the event that Executive’s termination would trigger vesting acceleration according to both paragraphs, Executive shall only receive the vesting acceleration in this paragraph or the immediately preceding paragraph, whichever provides him with the greater number of vested Option shares.

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause (as defined below) or (b) voluntary resignation following: (i) a change in Executive’s position with the Company that materially reduces Executive’s level of authorities, responsibilities, or duties without Executive’s written consent, (ii) a reduction in Executive’s then base salary of more than 10% or (iii) receipt of notice that Executive’s principal workplace will be relocated more than 50 miles away.

For all purposes under this Agreement, “Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of this Agreement, which Executive has not cured within thirty (30) days of written notice thereof, (c) a material failure to comply with the Company’s written policies or rules, which Executive has not cured within thirty (30) days of written notice thereof, (d) conviction of, or entry of plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct in the scope of Executive’s services to the Company, which Executive has not cured within thirty (30) days of written notice thereof, or (f) a continued material failure to perform assigned duties as Chief Executive Officer of the Company after receiving written notification of such failure from the Company’s Board of Directors, which failure Executive has not cured within 30 days of written notice thereof. On behalf of the Company, the Company’s Board of Directors will determine whether Executive has cured any of the foregoing breaches or failures.

“Change in Control” means the consummation of a merger of the Company with another entity or the consummation of a sale or other disposition of all, or substantially all, of the Company’s assets. The foregoing notwithstanding, the following transactions shall not constitute a “Change in Control”: (a) a merger of the Company, if immediately after such merger a majority of the voting power of the securities of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger in substantially the same proportions as their ownership of the voting power of the Company’s securities immediately prior to such merger; (b) a transaction whose sole purpose is to change the state of the Company’s incorporation; and (c) a transaction whose sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who were the

Company’s stockholders immediately before such transaction. For purposes of this definition, the term “merger” shall include a consolidation, reorganization, acquisition or similar transaction.

On June 1, 2001, the Company’s Board of Directors granted Executive an option to purchase 85,000 shares of its common stock (“Outside Director Option”). Executive agrees that as of the date of this Agreement, he has already vested in 49,584 shares of Company common stock subject to the Outside Director Option. Executive acknowledges and agrees that he shall cease to vest in the Outside Director Option following the date of this Agreement, even if he continues to provide service as a member of the Company’s Board of Directors or employment under this Agreement following such date, and he shall never be vested in more than his present 49,584 shares of Company common stock subject to the Outside Director Option. The term of the Outside Director Option and Executive’s right to exercise the Outside Director Option shall continue, pursuant to the applicable stock option agreement, so long as Executive provides service to the Company,

6. Indemnification; Duty to Defend; Hold Harmless. As an employee, officer, board member and agent of the Company, Executive shall continue to be fully indemnified, defended and held harmless by the Company to the fullest extent permitted by all applicable (e.g., Delaware) law. The Executive has executed the attached indemnification agreement (the “Indemnification Agreement” – Exhibit A) for executives, officers and/or directors which shall be effective beginning from the date Executive’s Company Board membership began. Executive shall thereafter also be entitled to the benefits of any subsequent amendments thereto made for the benefit of Company’s executives, officers and/or directors.

7. Expenses. The Executive, in the performance of his duties and responsibilities under this Agreement, shall be entitled to reimbursement by the Company for all reasonable, ordinary and necessary travel, entertainment, and other expenses incurred by the Executive during his employment and/or board membership with the Company in accordance with the policies and procedures established by the Company; provided, however, that Executive shall properly account for such expenses in accordance with the Company’s policies and procedures and shall timely submit accurate and complete reports of such expenses. The Executive shall endeavor to submit such reports no less frequently than once per month.

8. Present and Future Benefits. During Executive’s employment with the Company, Executive and his eligible dependents (to the fullest extent applicable), shall also be entitled to participate in and have the full benefits of all present and future vacation, holiday, paid leave, unpaid leave, life, accident, disability, dental, vision and health plans, pension, profit-sharing and savings plans and all other plans and benefits which the Company now or in the future from time to time makes available to any of its management executives.

9. Vacation, Sick Time and Holidays. Executive shall be entitled to such annual vacation time with full pay as the Company may provide in its standard policies and practices for any other management executives; provided, however, that in any event Executive shall be entitled to fully-paid vacation at a minimum of fifteen (15) business days per calendar year, provided, further, however, that the Executive shall not be entitled to accrue beyond an outstanding balance of five (5) weeks of vacation at any one time. In addition, Executive shall be entitled to all sick time and holidays provided for under the Company’s existing and future sick time policy and regular holiday schedule.

10. Termination Payments.

(a) Termination without Cause. Subject to (i) the prior execution of the release by the Executive attached as Exhibit B (the “Release”), (ii) Executive’s written resignation from the Company’s Board of Directors and as its Chairman (unless otherwise agreed) and (iii) Executive’s return of all Company property, if the Company terminates Executive’s employment for any reason other than Cause or Disability (as defined in Section 10(b) below), then, in addition to the acceleration of Executive’s Option under Section 5 above, the Company shall continue to pay Executive his then-current Base Salary on a monthly basis in accordance with the Company’s standard payroll practices for a period of twelve (12) months after the date of termination. If Executive elects to continue Executive’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of Executive’s employment, then the Company will pay Executive’s (and all his eligible dependents’) monthly premium under COBRA (“COBRA Premium Amount”) until the earlier of (x) the date on which Executive (or his eligible dependents) is no longer eligible for COBRA in accordance with the requirements under COBRA and (y) the close of the twelve-month period following the month in which Executive’s employment termination occurs. In the event Executive chooses (including for all eligible dependents) health insurance coverage other than through COBRA, the Company will reimburse Executive in an amount (“Other Coverage Amount”) not exceeding the COBRA Premium Amount, which amount shall be subject to applicable withholding. Executive agrees to notify the Company in the event he no longer needs the Company’s assistance with respect to payment of his COBRA Premium Amount or the Other Coverage Amount, as applicable.

(b) Termination as a Result of Disability. Until such time as the Company offers disability insurance benefits to its senior executives, then in the event of Executive’s Disability (as defined herein) during Executive’s employment under this Agreement, the Company shall have the right to terminate Executive’s employment under this Agreement upon thirty (30) days prior written notice to Executive. Within ten (10) days following the termination of employment due to such Disability, the Company shall pay Executive all Base Salary due or accrued as of the date of termination due to Disability, all accrued vacation pay, and a pro-rata portion of his Bonus earned, based on the number of days in the year to which the Bonus applies that the Executive was an employee of the Company. In addition, the Company shall continue to pay Executive’s then-current Base Salary for six (6) months following the date of Disability, net of all proceeds of state disability insurance received by Executive during such period. “Disability” means a physical or mental disability, the existence of which is confirmed by a licensed health care provider selected by the Company’s Board of Directors, that has caused Executive to be unable to perform consistently and materially the essential duties of his position hereunder with or without reasonable accommodation for a period of three (3) consecutive months, provided, that in the event that the Executive fails or refuses to submit to an examination by the health care provider selected by the Company for reasons unrelated to his Disability within twelve (12) days of written request by the Company, and if such health care provider has been made reasonably available to the Executive for such examination, such failure or refusal shall be deemed a material breach of this Agreement constituting “Cause,” as defined in Section

5 above if Executive has not cured the material breach within thirty (30) days of written notice thereof. In order to receive the continuation of Executive’s Base Salary, as described in this Section 10(b), Executive must (i) execute the Release, (ii) resign from the Company’s Board of Directors and as its Chairman and (iii) return all Company property

(c) Termination as a Result of Death. Until such time as the Company offers life insurance benefits to its senior executives, then in the event of the death of Executive during Executive’s employment under this Agreement, the Company, within ten (10) days of receiving notice of such death, shall pay Executive’s estate all Base Salary due or accrued as of the date of his death, all accrued vacation pay, and a pro-rata portion of his Bonus earned, based on the number of days in the year to which the Bonus applies that the Executive was an employee of the Company.

11. Other Activities. Except as specified in this Agreement, Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company, and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays, weekends, sickness and as necessary to satisfy his limited remaining consulting obligations to InterMune, Inc. through and until June 30, 2004 (the “Consulting Period”) only, i.e., to be reasonably available to assist reasonably and directly that company’s chief executive officer during regular business hours at mutually agreeable pre-scheduled times following advanced written request (including e-mail) for up to (a maximum of only) 10 total hours per full month. However, the Executive may also devote a reasonable amount of time to civic, community or charitable activities and, with the prior written consent of the Board of Directors, to serve as a director of or consultant to other companies, provided that nothing in this Section 11 shall be deemed to modify or reduce any obligations of the Executive under the Proprietary Information and Inventions Agreement referenced in Section 12 below.

12. Confidential and Proprietary Information. The Executive shall not, without the prior written consent of the Board of Directors, disclose or use for any purpose (except in the course of his employment under this Agreement and Board membership in furtherance of the business of the Company) any confidential information, trade secrets or proprietary data of the Company. As an express condition of the Executive’s employment with the Company, the Executive agrees to execute and abide by the Company’s Proprietary Information and Inventions Agreement, attached hereto as Exhibit C. The obligations of the Executive under this Section 12 shall survive any termination of this Agreement.

13. Absence of Conflict. Executive represents and warrants that his employment by the Company, and his performance of his obligations as described herein, shall not conflict with, and will not be constrained by, any prior employment or prior/ existing consulting agreement or relationship, and that any limitations on the Executive’s ability to perform as provided under this Agreement have been disclosed in writing to the Company.

14. Assignment. This Agreement, and all rights and obligations under this Agreement, shall be binding upon and inure to the benefit of: (a) the heirs, successors, executors, administrators and assigns of Executive and (b) any successor or assignee of the Company. Any such successor or assignee of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. Under this Agreement, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. Executive, however, may not delegate any of his duties under this Agreement.

15. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement (“Notice”), shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed to each party’s last known address, or to such other address, or to the attention of such other persons, as the recipient Party has previously furnished to the other Party in writing in accordance with this paragraph. Such Notice shall be effective upon delivery, or three days after it has been mailed as provided above, whichever occurs first.

16. Integration. This Agreement, Exhibits A-C and the other referenced agreements herein represent the entire agreement and understanding between the Parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by Executive and by an authorized member of the Board of the Company (other than Executive).

17. Waiver. Failure or delay on the part of either Party hereto to enforce any right, power or privilege under this Agreement shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either Party of a breach of any promise herein by the other party shall not operate as, or be construed to constitute, a waiver of any subsequent breach by such other Party.

18. Severability. Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein

19. Arbitration. Executive and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator (but in the event the Parties fail to agree on a neutral arbitrator within ten business days of a Party raising the selection issue, the Parties agree to select an arbitrator with the American Arbitration Association (“AAA”) through its selection process), any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to Executive’s employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both Parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the Parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of AAA; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in San Mateo County, California or, at Executive’s option, the county in which Executive primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

The Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that Executive would not be required to bear if Executive were to bring the dispute or claim in court. Both the Company and Executive will be responsible for their own attorneys, fees, and the arbitrator may not award attorneys” fees unless a statute or contract at issue specifically authorizes such an award.

The foregoing notwithstanding, this arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by Executive or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between Executive and the Company).

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

20. Headings. The headings of the paragraphs contained in the Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

21. Applicable Law. This Agreement shall be governed by and construed in accordance with, exclusively the laws of the State of California.

22. Counterparts. This Agreement may be executed (including by facsimile signature each of which will be treated as a valid original signature) in any number of counterparts, none of which need contain the signature of more than one Party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

23. Attorneys Fees. The Company shall reimburse to Executive the reasonable attorneys fees incurred by Executive with respect to the negotiation and drafting of this Agreement and the documents referred to herein, up to a maximum amount of $10,000.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized representative, as of the day and year first above written.

W. Scott Harkonen
Executive

/s/ W. SCOTT HARKONEN

Exhale Therapeutics, Inc.

By:	/s/ DONALD J. SANTEL

Name:	DONALD J. SANTEL
Title:	PRESIDENT & COO

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that Exhale Therapeutics, Inc., a Delaware corporation (the “Company”) and I (W. Scott Harkonen) have had since the commencement of my employment with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as its agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If anything created by me prior to my employment relates in any way to Company’s actual or proposed business, I have listed it on Appendix B in a manner that does not violate any third party rights. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party’s confidential information or intellectual properly (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing). Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3. To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4. I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5. Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6. I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7. I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8. I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.

9. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of

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laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be a adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAI THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

October 8, 2003	Employee

/s/ W. SCOTT HARKONEN

Signature
W. Scott Harkonen

Accepted and Agreed to:

/s/ DONALD J. SANTEL

By	DONALD J. SANTEL

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APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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APPENDIX B

PRIOR MATTER